Fund Administration Addendum

For

 Ultimus Managers Trust

This Addendum, dated July 24, 2018, is between Ultimus Managers Trust (the “Trust”), on behalf of the Funds listed in Scheduled A to the Master Services Agreement, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Trust’s registration statements;

1.2.	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-Q, N-SAR; (ii) Form N-PX, and (iii) all required notices or other filings pursuant to Rule 24f-2 under, or Section 17(g) of, the 1940 Act;

1.3.	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares; and

1.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

3.	Corporate Governance

Ultimus shall provide the following services to the Trust and its Funds:

3.1.	provide individuals reasonably acceptable to the Trust’s Board of Trustees (the “Board”) to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board;

3.3.	coordinate meetings of, prepare materials for, attend and write minutes of the Board’s quarterly meetings; and

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3.4.	maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws and minutes of the Board and committee meetings.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may reasonably request that Ultimus perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

4.3.	perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust;

4.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust, as the Trust and Ultimus shall determine desirable;

4.5.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

4.6.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.7.	calculate performance data of the Trust, including the Trust’s yields, total return, expense ratios and portfolio turnover rate;

4.8.	assist the Fund’s independent registered public accounting firms with the preparation and filing of the Fund’s tax returns;

4.9.	research and calculate the qualified dividend rate for income and short term capital gain distributions and produce supplemental tax information letters for each Fund;

4.10.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

4.11.	monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”)

4.12.	calculate the allocation of Trust expenses among the Trust’s Funds, as instructed by the Trust;

4.13.	administer the accumulation and disbursement for each Fund share class, as applicable, of amounts to be paid by the Fund as shareholder servicing fees and/or distributions fees under Rule 12b-1 under the Investment Company Act of 1940, as amended;

4.14.	administer all disbursements for a Fund; and

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4.15.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

5.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

6.	Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not be obligated to provide legal representation to the Trust or any Fund, including by attorneys that are employees of Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

The parties duly executed this Fund Administration Addendum as of July 24, 2018.

Ultimus Managers Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	\s\ David R. Carson	By:	\s\ Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

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